Exhibit 99.1

Integrity Applications Board Appoints John Graham CEO and Chairman, Angela Strand Vice Chairman

ASHDOD, Israel, March 27, 2017 /PRNewswire/ -- The Board of Directors of Integrity Applications, Inc. (OTCQB:IGAP), maker of GlucoTrack®, a noninvasive device for measuring glucose levels of people with Type 2 diabetes and pre-diabetics, announced that it has appointed veteran pharmaceutical executive John Graham CEO, Chairman and director of the company, succeeding Avner Gal, co-founder, effective March 20, 2017. The board also appointed veteran medtech executive Angela Strand as Vice Chairman, and announced the resignation of Phil Darivoff from the board. Additionally, the company announced that David Malka, co-founder and Vice-President will expand his scope of operational responsibility and that Eran Cohen, the company's COO, will be leaving the company.

"John is clearly the leader for Integrity's future, and he has the unanimous support of the Board of Directors. We've selected a very strong leader at a time when Integrity is transitioning from a development to a commercial stage company," said Angela Strand, Vice Chairman and Chairman of the Nominating and Governance Committee. "John's extensive track record of building successful companies and deep understanding of the diabetes market will enable us to realize our goal of making GlucoTrack the worldwide standard of care for people with diabetes."

John's three decades of global executive and leadership experience includes 18 years with Aventis and predecessor companies, where he held responsibilities in Germany, Latin America and the United States. While at Aventis, John orchestrated the market strategy and development for the company's diabetes franchise, which included the global launch of blockbuster oral antidiabetic Amaryl. He was also instrumental in the development and launch of Lantus, a blockbuster long-acting insulin analogue that has transformed diabetes therapy and is one of the world's leading insulin brands. John was most recently Chief Executive Officer of the Invida Group, a pan-Asian specialty pharma company based in Singapore, which he transformed and sold to the Menarini Group in 2011. Upon leaving Menarini in 2015, he joined Torreya Partners, a New York based M&A advisory firm, as a Senior Advisor.

"Avner and his team have achieved a remarkable accomplishment with the development of GlucoTrack®. I joined Integrity because I wanted to be part of a company with disruptive potential. I look forward to working with the employees and the board to build a global enterprise that fully realizes the value of this important device for diabetic patients, clinicians and shareholders," said John Graham, CEO of Integrity.

"The board is grateful for Avner's leadership and dedication to the company as CEO and Chairman. He deserves incredible recognition for what he has accomplished. We are also thankful for Phil's service to the board during this transition period, and his continued support of the company as one of its largest individual shareholders," said Angela Strand, Vice Chairman. "The board has been focused on expanding the leadership of the company, which we believe is now very well positioned to drive success in this next phase."

About GlucoTrack®

GlucoTrack® is a non-invasive device that measures and displays an individual's glucose level in less than a minute without requiring a finger stick to draw blood.

GlucoTrack® features a small sensor that clips to the earlobe and measures the wearer's glucose level by taking measurements using three technologies. The measured signals are analyzed using a proprietary algorithm and displayed on a small handheld device the size of a mobile phone. The derived glucose measurement is also announced verbally, facilitating use by vision-impaired diabetes patients.

GlucoTrack® has received CE Mark and KFDA approvals for Type 2 diabetes and pre-diabetics, and is currently being commercialized in Europe, South Korea and other geographical areas.

GlucoTrack® is expected to begin clinical trials for United States FDA approval in the first half of 2017. The product is currently experimental in the United States and is limited to investigational use only.

About Integrity Applications, Inc.

Integrity Applications was founded in 2001 and is focused on the design, development and commercialization of non-invasive glucose monitoring technologies for patients with diabetes and pre-diabetics. The company has developed GlucoTrack®, a proprietary noninvasive glucose monitoring device designed to obtain glucose level measurements in less than a minute without the pain, incremental cost, difficulty or discomfort of conventional invasive finger stick devices. Integrity Applications operates primarily through its wholly-owned Israeli subsidiary, A.D. Integrity Applications, Ltd. For more information, please visit www.integrity-app.com and www.glucotrack.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements contained in this news release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "expect", "plan" and "will" are intended to identify forward-looking statements. Readers are cautioned that certain important factors may affect Integrity Applications' actual results and could cause such results to differ materially from any forward-looking statements that may be made in this news release. Factors that may affect Integrity Applications' results include, but are not limited to, the ability of Integrity Applications to raise additional capital to finance its operations (whether through public or private equity offerings, debt financings, strategic collaborations or otherwise); risks relating to the receipt (and timing) of regulatory approvals (including FDA approval); risks relating to enrollment of patients in, and the conduct of, clinical trials; risks relating to its current and future distribution agreements; risks relating to its ability to hire and retain qualified personnel, including sales and distribution personnel; and the additional risk factors described in Integrity Applications' filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2015 as filed with the SEC on March 30, 2016.

Contact:

Sami Sassoun, CFO Integrity Applications
SamiS@integrity-app.com
 +972 (8) 675-7878 Ext. 400